Exhibit 99.1

For Immediate Release

UNILENS VISION REPORTS FY2010 EARNINGS PER SHARE OF $0.43

ON REVENUE OF $9.2 MILLION

CURRENT CASH DIVIDEND YIELD APPROXIMATES 7.7%

BASED ON RECENT STOCK PRICE

LARGO, Florida (September 29, 2010) – Unilens Vision Inc. (OTC BB: UVICF) (TSX: UVI), which develops, licenses, manufactures, distributes and markets specialty contact lenses, today reported its operating results for the fourth quarter and fiscal year ended June 30, 2010 (FY2010).

Total revenue, including royalty income, declined 4% to approximately $9.2 million in the twelve months ended June 30, 2010, compared with total revenue of approximately $9.6 million in FY2009. The decrease in revenue was primarily due to the impact of the weak U.S. economy upon sales of the Company’s various types of specialty contact lenses. An 8% decline in product sales was partially offset by a 4% increase in royalty income from Bausch & Lomb, which licenses one of the Company’s patented soft multifocal contact lens designs on a global basis.

Income before taxes decreased 16% in FY2010 to $2,513,897, versus record pretax income of $3,001,179 in the previous fiscal year. The decline in pretax income primarily reflected lower sales volume, $71,000 in non-recurring expenses associated with the migration of the Company’s domicile from Canada to the State of Delaware, and $133,430 in interest and loan fees related to funds that were borrowed to repurchase approximately 48% of Unilens Vision’s outstanding common stock from its previously largest shareholder in January 2010. After deducting income tax expense of $965,500, Unilens reported net income of $1,548,397 in FY2010. This represented a decrease of 17% when compared with net income of $1,870,127 (after deducting income tax expense of $1,131,052) in the fiscal year ended June 30, 2009.

FY2010 earnings per diluted share increased 5% to $0.43, compared with diluted EPS of $0.41 in FY2009. The weighted average number of common shares outstanding totaled 3,592,043 in the most recent fiscal year, representing a decrease of 21% when compared with 4,556,178 weighted average common shares outstanding in FY2009. The reduction in shares outstanding reflects the Company’s repurchase of approximately 2.2 million shares of its common stock in January 2010.

“We are pleased to report record earnings per share of $0.43 for Fiscal 2010, despite a modest decline in revenue and net income due to the impact of a recessionary U.S. economy upon consumer purchasing patterns for our specialty contact lenses,” stated Michael J. Pecora, Chief Executive Officer of Unilens Vision Inc. “However, royalty revenue derived from Bausch & Lomb’s worldwide sales of multifocal lenses that use our key technologies continued to grow, reaching a record of approximately $3.0 million in the most recent fiscal year.”

“From a long-term perspective, Fiscal 2010 was an exciting year,” continued Pecora. “On April 1, 2010, we completed the change in our corporate domicile from Canada to the State of Delaware in the U.S. Among other things, this resulted in the removal of the ‘F’ from our stock trading symbol and allowed us to begin reporting our annual and interim financial results on Forms 10-K and 10-Q, like other U.S. companies. The change in domicile, which was overwhelmingly approved by our shareholders, resulted in no changes in the Company’s business, assets, liabilities, net worth or management.”

“In January 2010, we repurchased approximately 2.2 million shares of our outstanding common stock from the Company’s previously largest shareholder for approximately $6.9 million ($3.15 per share). The share repurchase was funded through cash on hand and a five-year term loan facility provided by Regions Bank. In August 2010, we entered into an interest rate swap agreement that effectively converted the variable-rate term loan into a 5.16% fixed rate loan. The share repurchase is highly accretive to earnings per share, which we believe will significantly benefit our long-term shareholder value. Because our capital spending requirements are very modest, we believe operating cash flows should be sufficient to support our debt service and maintain our cash dividend policy. We recently paid our 16th consecutive quarterly cash dividend. The current $0.09 quarterly cash payout provides an annualized dividend yield of 7.7%, based upon a closing stock price of $4.65 on September 28, 2010.”

“Looking forward, we expect specialty contact lenses to remain the fastest-growing segment of the $3.5 billion U.S. contact lens market. This bodes well for Unilens Vision, due to our emphasis upon toric multifocal and other multifocal lenses, along with our ability to satisfy the growing demand for customized specialty lenses among an increasingly presbyopic aging American population. Our new C-Vue Advanced® product line is designed to take advantage of growth in the specialty lens marketplace, and within the next year we expect to launch several additional new products, including lenses made from advanced hydration materials. We believe these new products, when combined with our royalty income and commitment to continue providing ‘best-in-class’ service to independent eyecare professionals, will position the Company to realize its full potential in coming years,” concluded Pecora.

For the quarter ended June 30, 2010, the Company’s total revenue declined 7% to approximately $2.3 million, compared with total revenue of approximately $2.5 million in the fourth quarter of FY2009. Product sales decreased 8%, while royalty income declined 5%, when compared with the corresponding period of the previous year.

Income before taxes decreased in the final quarter of FY2010 to $618,537, after payment of $71,892 in net interest expense, versus pretax income of $880,954 in the year-earlier quarter. After deducting income tax expense of $265,105, Unilens reported net income of $353,432 in the fourth quarter of FY2010, compared with net income of $597,965 (after deducting income tax expense of $282,989) in the quarter ended June 30, 2009.

Earnings per diluted share increased 15% to $0.15 in the fourth quarter of FY2010, compared with diluted EPS of $0.13 in the fourth quarter of FY2009. The weighted average number of common shares outstanding totaled 2,369,354 in the three months ended June 30, 2010, representing a decrease of 48% when compared with 4,555,435 weighted average common shares outstanding in the fourth quarter of FY2009. The reduction in shares outstanding reflects the Company’s repurchase of approximately 2.2 million shares of common stock from its largest shareholder in January 2010.

About Unilens Vision Inc. – “The Independent Eye Care Professionals Contact Lens Company”

Established in 1989, Unilens Vision Inc., through its wholly owned subsidiary Unilens Corp., USA, located in Largo, Florida, develops, licenses, manufactures, distributes and markets contact lenses primarily under the C-Vue® brand directly to Independent Eye Care Professionals. Additional information on the Company may be accessed on the Internet at www.unilens.com. The Company’s common stock is listed on the OTC Bulletin Board under the symbol “UVIC” and on the Canadian TSX Venture Exchange under the symbol “UVI”.

The information contained in this news release, other than historical information, consists of forward-looking statements that involve risk and uncertainties that could cause actual results to differ materially from those described in such statements. For a discussion of certain factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to the Company’s most recent filings with the SEC and the TSX Venture Exchange. The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.

For more information, please contact:

Leonard F. Barker, CFO, Unilens Vision Inc. at (727) 544-2531 or via email at

len.barker@unilens.com

or

RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via email at

info@rjfalkner.com

(Financial Highlights Follow)

UNILENS VISION INC.

FOURTH QUARTER AND TWELVE MONTHS - FISCAL 2010

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(All figures in U.S. Dollars)

RESULTS OF OPERATIONS

	Three Months Ended June 30, 2010	Three Months Ended June 30, 2009	Twelve Months Ended June 30, 2010	Twelve Months Ended June 30, 2009
Revenues:
Sales	$1,583,579	$1,731,370	$6,217,245	$6,724,181
Royalty income	723,080	759,813	2,976,945	2,874,028

Total revenue	2,306,659	2,491,183	9,194,190	9,598,209

Operating costs and expenses:
Cost of sales	891,439	869,978	3,608,608	3,622,539
Expenses	692,031	711,076	2,896,093	2,917,471

Total operating costs and expenses	1,583,470	1,581,054	6,504,701	6,540,010

Income from operations	723,189	910,129	2,689,489	3,058,199

Other non-operating items:
Other (expense) income	(32,715)	(37,561)	(47,951)	(56,967)
Remeasurement (expense) income	(45)	5,403	(1,620)	(6,060)
Interest (expense) income	(71,892)	2,983	(126,021)	6,007

Total other non-operating items	(104,652)	(29,175)	(175,592)	(57,020)

Income before income tax expense	618,537	880,954	2,513,897	3,001,179
Income tax expense	265,105	282,989	965,500	1,131,052

Net income for the period	$353,432	$597,965	$1,548,397	$1,870,127

Net income per common share:
Basic	$0.15	$0.13	$0.43	$0.41
Diluted	$0.15	$0.13	$0.43	$0.41
Weighted average shares outstanding	2,369,354	4,555,435	3,592,043	4,556,178

CASH FLOWS
Provided (used) by:
Operating activities	$513,663	$945,249	$2,635,975	$3,201,023
Investing activities	(8,799)	(287,197)	468,420	(616,341)
Financing activities	(509,512)	(409,564)	(3,200,861)	(3,003,472)

Increase (decrease) in cash	$(4,648)	$248,488	$(96,466)	$(418,790)

			June 30, 2010	June 30, 2009
BALANCE SHEET
Cash and certificates of deposit			$1,080,540	$1,678,626
Total assets			4,467,338	5,749,661
Current liabilities			2,519,513	1,056,312
Total liabilities			6,819,513	1,056,312
Stockholders’ (deficit) equity			$(2,352,175)	$4,693,349